Exhibit 10.11

LONG-TERM INCENTIVE AWARD

Date of Award: xxxx xx, 2005

Number of Shares Awarded: x,xxx Time based

y,yyy Performance based

Recipient

Dear (name):

I am pleased to inform you that Terra Industries Inc. (“Terra”) has granted you Phantom Shares in recognition of your valued service to Terra and as an inducement for your continued contribution to the success of Terra.

As noted above, you have been granted Phantom Shares that are Time based and Phantom Shares that are Performance based.

The Time-based Phantom Shares grant will entitle you to a cash payment, less applicable taxes, equal to the value of x,xxx shares of the Terra’s Common Stock upon your completion of a three-year period of service with the Company from the date hereof.

The number of Performance-based Phantom Shares granted to you represents the targeted amount. You will be entitled to a cash payment, less applicable taxes, equal to the value of between 0% and 200% of y,yyy Terra Common Stock based on Terra’s annualized average return on capital employed (ROCE) described as follows:

a. The ROCE period will be the three-year period beginning January 1, 2005 and ending December 31, 2007 (referred to hereafter as the “Period”).

b. The return amount, or numerator of the calculation, will be the annualized average of the sum of Income from Operations for the Period, adjusted for any Special Items approved by the Compensation Committee, reduced by 35% representing normal income tax expense. Special Items shall include, but shall not be limited to, (i) gains or losses on the disposition of a business, (ii) the effects of new accounting pronouncements, or (iii) the effects of a merger or acquisition, as determined in accordance with generally accepted accounting principles.

c. The capital amount, or denominator of the calculation, will be the average of the amounts reported on the twelve Terra quarterly balance sheets for the Period for the following items: Common shareholders and preferred shareholders equity, short and long-term debt, deferred income taxes and minority interest, less cash.

d. 0%, or no, cash value of the targeted Performance-based Phantom Shares will be awarded if Terra’s annualized average ROCE for the Period is 4% or less.

e. If annualized average ROCE for the Period is between 4% and 9%, 1% of the cash value of the targeted Performance-based Phantom Shares will be awarded for each 0.05% annualized average ROCE exceeds 4%.

f. If annualized average ROCE for the Period is between 9% and 11.5%, 1% of the cash value of the targeted Performance-based Phantom Shares will be awarded for each 0.025% annualized average ROCE exceeds 9%. The maximum cash value awarded is 200% of the Performance-based Phantom Shares targeted amount.

In the event of a sale of Terra (including by merger or other corporate transaction) or a sale of substantially all of the Company’s assets, the value of the time-based Phantom Shares shall be determined on the date of sale by reference to the consideration received for shares of Common Stock or assets of the Company in the sale transaction and the value shall be paid to you in a lump sum upon consummation of the transaction. Cash for the number of Performance-based Phantom Shares awarded in the event of the sale of the Company prior to December 31, 2007 will be the greater of (a) the calculated award described in a. through f. above using the actual quarters completed in the Period and (b) the targeted Performance-based Phantom Shares. Any noncash, deferred or contingent consideration provided for in the sale agreement shall be valued at its fair market value on a present value basis. The determination of value for these purposes shall be conclusively made by the Company with the assistance of the Company’s independent accountants.

Your rights with respect to this Phantom Shares Grant may not be assigned or transferred in any manner and shall not be subject to any lien, claim, encumbrance, obligation or liability of any kind.

If your employment is terminated by death during the three-year period, the cash value of the Time-based Phantom Shares shall be paid immediately. A portion of the cash value of the Performance-based Phantom Shares, if any, will be paid to your beneficiary after the end of the Period equal to the fraction of the time of your service during the Period.

If your employment is terminated by permanent disability during the three-year period, the cash value of the Time-based Phantom Shares shall be paid on the three-year anniversary of this award. A portion of the cash value of the Performance-based Phantom Shares, if any, will be paid after the end of the Period equal to the fraction of the time of your service during the Period.

If your employment terminates for any reason other than death or permanent disability prior to the completion of the period of appreciation, all of your rights with respect to this Phantom Stock Award shall be forfeited.

You may designate one or more beneficiaries by a writing filed with the Secretary of Terra. Beneficiaries may be named contingently or successively and may share in different proportions if so designated.

Permanent disability shall mean a disability by reason of illness, accident or other incapacity as a result of which you are not engaged in any occupation or employment for wage or profit for which you are reasonably qualified by education, training or experience; provided, however, that in the event Terra maintains a long-term disability plan in which you are entitled to receive benefits, you shall be deemed to be permanently disabled when you become eligible to receive benefits under the long-term disability plan.

Although this Phantom Share Grant is intended to provide you with an economic equivalent of stock ownership, the award of Phantom Shares hereunder shall not entitle you to vote or exercise any of the other rights of a holder of Terra Common Stock.

In the event of a stock dividend, stock split, or other change in Terra’s Common Stock by reason of recapitalization, reorganization or like transaction, Terra shall make an appropriate adjustment in the number of Phantom Shares credited to your account. However, no adjustment will be made if the number of shares of outstanding Common Stock is changed as a result of a purchase of shares by Terra for their fair value or as a result of the issuance of additional shares of Common Stock for their fair value. For these purposes the determination of Terra that shares are acquired or issued for their fair value shall be final and conclusive.

Nothing in this Phantom Share Grant shall confer on you any right to continue in the employ of Terra or to interfere with the right of Terra to terminate your employment at any time.

Terra’s obligation with respect to this Grant shall not be funded or secured in any manner, nor shall your right to receive payments be assignable or transferable, voluntarily or involuntarily, except as expressly provided herein.

Terra shall be entitled to withhold the amount of any tax attributable to any amount payable hereunder.

This Phantom Share Grant shall be construed in accordance with and governed by the laws of the State of Iowa.

If you have any questions with respect to this Award, please feel free to call upon me.

Very truly yours,

TERRA INDUSTRIES INC.

By:
President and Chief Executive Officer

By:
Vice President, General Counsel
and Corporate Secretary